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                                                                    Exhibit 10.3

April 4, 2001

Mr. Tom Vadnais
30415 Oakview Way
Bingham Farms, MI 48025

Re:  Terms of Employment Offer with Mediaplex, Inc.

Dear Tom:

  Mediaplex, Inc, (the "Company"), is pleased to offer you the position described below. This letter sets forth the terms and conditions of your employment with the Company and is subject to the satisfactory completion of background and reference checks currently underway.

  I. Description of Employment Position and Responsibilities. You will serve in the position of President and Chief Executive Officer. At the next regularly scheduled board meeting you will be appointed to become a member of the Company's Board of Directors. By executing this agreement, you agree to assume and discharge such duties and responsibilities as are commensurate with this position and such other duties and responsibilities that are assigned to you from time to time by the Company's Board of Directors. During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment.

  II.  Employment Considerations.

  2.1 At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, with or without cause and with or without notice.

  2.2 Employment Eligibility. Your employment is contingent on your submission to the Company of satisfactory original documentation to verify your identity and eligibility for employment in the United States.

  III.  Compensation.

  3.1 Base Salary. In consideration of your services, effective on your first day of employment on April 4, 2001, you will be paid an annual base salary of $400,000 (Four Hundred Thousand Dollars and no Cents), payable no less frequently than on a monthly basis in accordance with the Company's standard payroll practices and subject to customary adjustments. Your base salary, in conjunction with your performance evaluation, is normally reviewed annually by the Company's Board of Directors or by the Compensation Committee of the Board.

  3.2 Incentive Compensation. In addition to your base salary, you will be eligible for an annual bonus including a 100 percent of salary target with 50 percent guaranteed and paid quarterly, and the remaining 50 percent based on meeting milestones mutually agreed upon within sixty (60) days of employment by you and the Company's Board of Directors or the Compensation Committee of the Board. These milestones will focus on revenue, profitability, cash in the bank and stock performance.

  IV.  Additional Benefits.

  4.1 Health Insurance/Vacation/Benefit Plans. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility therefor. You shall be entitled to three
(3) weeks of paid personal time off ("PTO") per year, which may be accumulated to a maximum of 180 hours; the terms and conditions of your benefits shall be in accordance with the Company's PTO policy in effect at that time; provided however, no single vacation shall be in excess of two (2) weeks. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.
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  4.2  Reimbursed Expenses.  The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company's expense reimbursement policy as from time to time in effect. In addition, the Company shall pay all reasonable out-of-pocket documented expenses related to relocation moving costs incurred by you, in any event, not to exceed One Hundred Thousand Dollars ($100,000) (the "Moving Expenses"). The Company will also pay any taxes that you incur in connection with the Moving Expenses. Furthermore, the Company will provide you with a monthly automobile allowance of Seven Hundred and Fifty Dollars ($750.00) and free parking at corporate premises, or if no such premises exist, then a monthly parking allowance up to a maximum of Two Hundred and Fifty Dollars ($250.00).

  4.3 Stock Options. Pursuant to Board approval, and under the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including the stock vesting provisions contained therein, you will be granted an option to purchase one million (1,000,000) shares of common stock of the Company (the "Options"). The Options will vest over four years from date of grant of April 4, 2001, and at an exercise price equal to the fair market value of the stock at the date of grant on April 4, 2001. An additional option to purchase up to 225,000 shares of common stock of the Company will be granted to you by the Board (the "Additional Options"). The Additional Options will vest over four years from the date of grant and at an exercise price equal to the fair market value of the stock on the date of grant subject to you satisfactorily meeting certain milestones to be mutually agreed upon within sixty (60) days of employment with the Company by you and the Board, or the Compensation Committee
of the Board on behalf of the Board.   These milestones shall be the same as
delineated in paragraph 3.2 of this Agreement.

  V.  Termination; Change of Control Benefits.

  5.1 Termination for Other Than Cause. In the event that the Company elects to terminate you for other than "Cause" (as defined below), or if you are "Constructively Terminated" (as defined below), subject to your execution and non-revocation of a Settlement Agreement and Release satisfactory to the Company's Board of Directors (the "Release"), the Company will pay to you as severance, in one lump sum, an amount equal to twelve (12) months of your annual base salary plus any amounts due and owing to you in effect immediately prior to the time of such termination. In addition, you will receive any and all amounts legally due and owing to you as of the date of termination (e.g., accrued vacation time and earned bonuses). Such amount paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

  5.2 Voluntary Termination; Cause. At any time, if your employment is terminated by the Company with Cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provisions of those plans. If your employment terminates as a result of your death or disability, no compensation or payments will be made to you other than those to which you may otherwise be entitled under the benefit plans of the Company.

  5.3 Change of Control Compensation. In the event there should occur a Change of Control (as defined below), and after such Change of Control, (i) the Company terminates your employment for any reason other than for Cause (as defined below) or on account of your permanent disability or death or (ii) there occurs a Constructive Termination (as defined below), the Company will pay to you as severance, in one lump sum amount (unless you indicate in writing to the Company prior to the Company's payment of your election to be paid in installments over a specified period) an amount equal to twelve (12) months of your annual base salary plus any amounts due and owing to you in effect immediately prior to the time of such termination. Such amounts paid will be reduced by all applicable withholding taxes and other deductions required by law and any additional amounts authorized by you to be withheld.

  Termination Not For Cause Or Constructive Termination: Acceleration Of Options. In the event, a Change of Control should occur, and after such Change of Control, the Company terminates your employment without Cause or if you are "Constructively Terminated" (as defined below), then subject to your execution and non-revocation of
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the Release, the vesting of one hundred (100) percent of your Options shall be accelerated such that one hundred (100) percent of your Options will be immediately exercisable.

  5.4 Other Change of Control Benefits. Subject to your execution and non-revocation of the Release, in addition to any amounts payable under Section 5.3 above, for a period of twelve (12) months following termination of employment, the Company will continue to provide you with, and pay the same portion of the cost as is then paid by the Company as of the termination date of health, disability and life insurance coverage for you, your spouse and dependents that is commensurate with the coverage then provided to you at the time of termination, provided that you timely elect to continue your (and if applicable, your dependants') coverage under COBRA and do not receive coverage under a comparable plan from another employer. The Company will structure such health, disability and life insurance coverage as nontaxable benefits to the maximum extent possible, including, but not limited to, by characterizing such benefits as coverage to a former employee. Specifically for health insurance coverage to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, you will elect COBRA continuation coverage and the Company will pay you and your covered dependents' COBRA continuation premiums for twelve months (12) following the date of termination of employment. You agree to notify the Vice President of Human Resources of the Company in writing immediately upon the commencement of health benefit coverage, which would cause your COBRA continuation coverage to cease. This Section 5.4 provides only for the Company's payment of COBRA continuation premiums for the periods specified above. This Section V is not intended to affect, nor does it affect, the rights of you, or your covered dependents under any applicable law with respect to health insurance continuation coverage.

  5.5 Outplacement Services. Subject to your execution and non-revocation of the Release, in addition, the Company will, at its sole expense as incurred, for a period of twelve (12) months following termination of employment, provide you with outplacement services the scope and provider of which will be selected by you in your sole discretion.

  5.6  Change in Control Definitions.  For purposes of this Agreement:

  (a) A "Change in Control" will be deemed to occur upon consummation of any one of the following:

         (i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

         (ii) a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the surviving corporation and is not itself a controlled affiliate of any other Person) immediately following such transaction;

         (iii) a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another Person, then the required beneficial ownership will be determined with respect to the securities of that Person which controls the Company and is not itself a controlled affiliate of any other Person) immediately following such transaction;

         (iv) any transaction or series of related transactions after which any person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any employee benefit plan or related trust sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or comparable successor rule) of voting securities of the Company representing thirty percent (30%) or more of the combined voting power of all of the voting securities of the Company;

         (v) the individuals who, as of the date immediately following the Company's 2000 Annual Meeting of Stockholders, are members of the Company's Board of Directors (the "Incumbent Board")

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      cease for any reason to constitute at least fifty percent (50%) thereof.
      (If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds (2/3) of the Incumbent Board, such new director will be considered as a member of the Incumbent Board); and

         (vi) the liquidation or dissolution of the Company.

  For purposes of Sections 5.6(a)(ii) and 5.6(a)(iii) above, any Person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate Person as determined above), will not be included in the group of stockholders of the Company immediately prior to such transaction.

  (b) A "Constructive Termination" means any of the following:

         (i) a reduction, without your written consent, in your then current annual base salary (other than any base salary reduction that is implemented generally with respect to all executives at the Company); or

         (ii) a reduction in your position and/or responsibilities as Chief Executive Officer; and

         (iii) a relocation of your principal place of employment by more than seventy (70) miles, unless you consent in writing to such relocation; and

  (c) " Cause" shall mean any one of the following: (i) your conviction (or plea of guilty or nolo contendere to) of a felony, or committing an act of dishonesty, fraud or the misappropriation of Company property, (ii) your willful engagement in gross misconduct or willful neglect which are significantly and demonstrably injurious to the Company, (iii) your failure or refusal to perform duties of your position, such as a directive from the Company's Board of Directors which failure or refusal is not cured within fifteen (15) days after you are notified in writing of the specific failure or refusal, (iv) your breach in any material respect the terms of this Agreement or the Intellectual Property Agreement (attached); or (v) your commencement of employment with another employer while you are employed by the Company.

  (d) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any governmental entity.

  VI. Continuation of Employment and Cooperation with the Company after Change in Control. Following a Change in Control, you agree that you will continue to provide your services as an employee of the Company (or the successor to the Company), as requested, as previously provided prior to the Change in Control or such performance as is reasonably requested by the Company (or its successor) and is substantially similar as your duties prior to such Change in Control; and to cooperate with the Company (or its successor) in all matters relating to any winding up of your pending work on behalf of the Company (or its successor) and the orderly transfer of any such pending work to other employees of the Company (or its successor) as may be designated by the Company (or its successor), which period will not exceed ninety (90) days. Furthermore, you agree to return all property of the Company in your possession or control to the Company (or its successor) as promptly as practicable within ten (10) days after the effective date of your termination of employment, except to the extent that retention of any of such property is necessary or desirable or convenient in order to permit you to satisfy your obligations under this Section VI. The performance of your obligations under this Section VI shall be a condition to any and all of the benefits payable or otherwise granted to you upon a termination of your employment after a Change in Control pursuant to Section VI hereof.

  VII.  Intellectual Property Rights/Confidential Information.

  7.1 Valuable Trade Secrets. You agree that the Company is the owner of valuable trade secrets, client, vendor, customer and contractor lists and other confidential and proprietary information. As such, you agree that

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your employment is contingent upon your execution of, and delivery to, the
Company of a Confidential Information and Invention Assignment Agreement ("Intellectual Property Agreement") in the standard form utilized by the Company.

  7.2 Additional Confidential Information. You agree to maintain the confidentiality of all elements of this Agreement, agreeing to an absolute prohibition on any disclosure or use of such information in any fashion, with the exception of discussions with the Company's Human Resources Department, Legal Department or Board of Directors or any agents acting on behalf of the Board. As you are well aware, the maintenance of confidentiality of this kind of information is critical to our organization.

  7.3 Equitable Remedies. You agree that it would be impossible or inadequate to measure and calculate the Company's damages from any breach of the covenants set forth in this Section as well as Sections 1, 2, 3, and 5 of the Intellectual Property Agreement. Accordingly, you agree that if you breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. You further agree that no bond or other security shall be required in obtaining, such equitable relief and you hereby consent to the issuance of such injunction and to the ordering of specific performance.

  VIII. Non-Competition/Conflicting Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company and/or its customers are now involved or become involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

  IX. Arbitration. Except as otherwise provided in Section 7.3 above, it is agreed that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be exclusively settled by confidential arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgement may be entered on the arbitrator's decision in any court having jurisdiction. Each party shall pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

  X.  General Provisions.

  10.1 Governing Law. This offer letter will be governed by the laws of the State of California.

  10.2 Entire Agreement. This offer letter sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior verbal discussion and written agreements between us. Any subsequent change or changes in your duties, salary or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the Board, or the Compensation Committee of the Board on behalf of the Board.

  10.3 Successors/Assigns. This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

  Please acknowledge and confirm your acceptance of this letter by signing and returning the enclosed copy of this offer letter, and the Confidential Information and Invention Assignment Agreement as soon as possible.

  If you have any questions about this offer letter, please call me directly.

  MEDIAPLEX, INC.

                                 By:       /s/ Gregory R. Raifman
                                     ------------------------------------
                                     Gregory R. Raifman
                                     Chairman and Chief Executive Officer
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  ACCEPTANCE:

  I accept the terms of my employment with Mediaplex, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.


  ACCEPTED AND AGREED:

      /s/ Tom A. Vadnais          Date:    4/4/01
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  Tom A.Vadnais